Exhibit 8.1

LETTERHEAD OF YRARRÁZAVAL, RUIZ-TAGLE, GOLDENBERG,
LAGOS & SILVA
ABOGADOS

Santiago, December 5, 2006

Ladies and Gentlemen:

     We have acted as Chilean counsel to Banco Santander-Chile, a banking corporation organized under the laws of the Republic of Chile (“Santander”), in connection with the offering (the “Offering”) by Grupo Empresarial Santander, S.L. of 11,849,273,422 shares of Santander’s common stock, without par value (the “Common Stock”) in the form of American Depositary Shares (“ADSs”) and up to additional 1,777,390,286 shares of Santander’s Common Stock in the form of ADSs to cover over-allotments. We have participated in the preparation of a Registration Statement (the “Registration Statement”) on Form F-3, which includes a prospectus dated November 27, 2006, and a prospectus supplement (the “Prospectus Supplement”) dated December 5, 2006 relating to the Offering, each filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

     We hereby confirm that the discussion set forth in the Prospectus Supplement under the caption “Taxation—Material Tax Consequences of Owning Shares of Our Common Stock or ADSs—Chilean Taxation” constitutes our opinion as to the material Chilean income tax consequences to the holders addressed therein arising from the purchase, ownership and disposition of the Common Stock or ADSs.

     We are lawyers admitted to practice in the Republic of Chile and the foregoing opinion is limited to the laws of the Republic of Chile as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any related supplemental Registration Statement filed pursuant to Rule 462 (b) of the Securities Act and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Yours sincerely,

/s/ Luis Carlos Valdes C.

Luis Carlos Valdes C.